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                                                                    EXHIBIT 99.1

[US DATAWORKS LOGO]
                                                         CONTACT:


                                                         John Figone
                                                         US Dataworks, Inc.
                                                         (713) 934-3855 ext 250
                                                         jfigone@usdataworks.com
                                                         www.usdataworks.com



                       US DATAWORKS ANNOUNCES PRELIMINARY
                  FISCAL 2004 FOURTH QUARTER FINANCIAL RESULTS

                   RECORD REVENUES AND IMPROVED BALANCE SHEET
                    POSITIONS COMPANY FOR ACCELERATED GROWTH


HOUSTON, TX - May 5, 2004 - US Dataworks (AMEX: UDW), a leading developer of payment processing software, today announced preliminary financial results for its fiscal 2004 fourth quarter ended March 31, 2004.

         Revenues for the fiscal fourth quarter of 2004 are expected to be approximately $1,580,000, compared to revenue of $333,000 for the fiscal fourth quarter last year. Revenues were positively impacted by the company's recent $1.0 million technology sharing agreement entered into with a large non-corporate customer. Net loss for the fourth quarter of 2004 is expected to be approximately $340,000, or $0.01 per share, compared to a net loss of $1,271,000, or $0.11 per share, for the fourth quarter last year. Net loss for the fiscal 2004 fourth quarter included non-recurring, non-cash charges of approximately $191,000 in connection with certain debt conversions and refinancings.

         "We are very pleased to provide such strong preliminary results for our fourth quarter," stated Charles E. Ramey, CEO of US Dataworks. "The primary focus of fiscal year 2004 was to strengthen the company's balance sheet, capture leadership in the burgeoning (up to 10 billion paper checks a year eligible) accounts receivable conversion market (ARC) and continue to strive toward profitability. Not only did we succeed in each of these, but we finished the year with record revenues. And by recently raising additional capital, we have increased our efforts toward capturing further market share in ARC, Check-21 and other electronic payment processing solutions."

CONFERENCE CALL

         US Dataworks will report actual fourth quarter and year end results at 6:00 a.m. on Thursday, May 27, 2004. The company has scheduled a conference call for Thursday, May 27, 2004 at 9:30 a.m. eastern time. To participate in the conference call, dial (303) 262-2190 at least ten minutes before the call begins and ask for the US Dataworks conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until June 3, 2004. To access the replay, dial (303) 590-3000 using a pass code of 579219.

         Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.usdataworks.com. To listen to the live call on the web, please visit the company's web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.


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ABOUT US DATAWORKS

US Dataworks is a developer of payment processing software, focused on the Financial Services market, Federal, State and local governments, billers and retailers. Software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions that automate end-to-end processes for accepting and clearing checks.


ABOUT CHECK 21

The Federal Reserve Board has developed Check 21 to remove certain legal impediments to check truncation (i.e., electronic information about the truncated checks is presented to paying banks instead of the original paper checks themselves). Check 21 is designed to facilitate check truncation, to foster innovation in the check collection system without mandating the receipt of checks in electronic form, and to improve the overall efficiency of the nation's payments system.


Check 21 may result in substantial payments system benefits, depending on the extent to which banks take advantage of provisions of Check 21 to expand the use of electronics in the collection and return of checks. Check 21 should result in faster collection and return of checks and lower costs in the long run; in addition, Check 21 would reduce banks' reliance on air and ground transportation for collection and return of checks. The more rapid check collection and return process could be accomplished in many ways, with benefits likely accruing to both banks and their customers. For additional information, go to the Federal Reserve Bank website (www.federalreserve.gov).

         EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS PRESS RELEASE, INCLUDING, BUT NOT LIMITED THE EXTENT TO WHICH THE COMPANY'S BALANCE SHEET HAS BEEN STRENGTHENED, LEADERSHIP IN THE ARC MARKET HAS BEEN CAPTURED AND EFFORTS TOWARD PROFITABILITY HAVE BEEN CONTINUED AND THE INCREASING OF OUR EFFORTS TOWARD CAPTURING FURTHER MARKET SHARE IN ARC, CHECK-21 AND OTHER ELECTRONIC PAYMENT PROCESSING SOLUTIONS ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING, BUT NOT LIMITED TO, THE COMPANY'S POSITION IN THE MARKETPLACE, OUR ABILITY TO DEVELOP AND TIMELY INTRODUCE PRODUCTS THAT ADDRESS MARKET DEMAND, THE IMPACT OF ALTERNATIVE TECHNOLOGICAL ADVANCES AND COMPETITIVE PRODUCTS, MARKET FLUCTUATIONS, OUR ABILITY TO OBTAIN FUTURE FINANCING AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE SEC REPORTS OF US DATAWORKS, INC., INCLUDING ITS ANNUAL REPORT ON FORM 10-KSB/A FOR THE PERIOD ENDED MARCH 31, 2003 AND ITS QUARTERLY REPORT ON FORM 10-QSB FOR THE PERIOD ENDED DECEMBER 31, 2003. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE HEREOF. US DATAWORKS DISCLAIMS ANY OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.



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